Exhibit 99.1

Investor/Media Contact:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA UPDATES INFORMATION ON INCIDENT IN CHINA

Poway, CA, September 26, 2007 – Aldila, Inc. (NASDAQ:NMS:ALDA) (“the Company”) announced today that the Company has resumed golf shaft production at its China facility.  As previously announced on September 20, 2007, an explosion occurred in the Company’s facility in China on the ground floor of a seven story building in an area that contained a refrigeration/storage unit.  Although production has resumed, investigations by the local authorities are ongoing.  The Company does not anticipate the result of the ongoing investigations to have a material impact on its business operationally or financially.

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About the Company -

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2006, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  until the investigations are completed and finalized, the Company may incur other production difficulties or delays;

•                  our NV™ and VS Proto™ shaft lines and that their success may not continue to attract new customer accounts;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ and Aldila VS Proto™ shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or OEM customers;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished product to meet customer demand.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.